Exhibit 99.1

News Release

Independent Bank Corporation
4200 East Beltline
Grand Rapids, MI 49525
616.527.5820

For Release:	Immediately

Contact:	William B. Kessel, President and CEO, 616.447.3933
Robert N. Shuster, Chief Financial Officer, 616.522.1765

INDEPENDENT BANK CORPORATION REPORTS
2016 FIRST QUARTER RESULTS

GRAND RAPIDS, Mich., Apr. 25, 2016 - Independent Bank Corporation (NASDAQ: IBCP) reported first quarter 2016 net income of $4.1 million, or $0.19 per diluted share, versus net income of $3.8 million, or $0.16 per diluted share, in the prior-year period.

2016 highlights include:

•	Net income and diluted earnings per share increased 8.4% and 18.8%, respectively, over 2015;
•	A year-over-year and sequential increase in quarterly net interest income of $1.7 million and $0.4 million, respectively;
•	A $1.5 million ($0.04 per diluted share, after tax) impairment charge on capitalized mortgage servicing rights;
•	First quarter net growth in commercial loans of $22.5 million, or 12.1% annualized;
•	Continued improvement in asset quality metrics with a $0.6 million, or 3.5%, decline in non-performing assets during the first quarter;
•	The repurchase of 1,059,865 common shares at an average price per share of $14.63.

William B. (“Brad”) Kessel, the President and Chief Executive Officer of Independent Bank Corporation, commented: “We are pleased to report a solid start to 2016.  Strong commercial loan growth and continued improvement in asset quality metrics helped lead to an 8.4% increase in our net income.  Further, despite ongoing pressure from the low interest rate environment, we did achieve growth in our net interest income on a sequential and year-over-year quarterly basis.  We were very active with our share repurchase program, buying nearly 1.1 million shares in the first quarter of 2016.  As we look ahead to the remainder of 2016, we remain focused on loan growth, stable to improving asset quality, building core deposits and seeking reductions in non-interest expenses.”

Operating Results

The Company’s net interest income totaled $19.8 million during the first quarter of 2016, an increase of $1.7 million, or 9.2%, from the year-ago period, and an increase of $0.4 million, or 2.1% from the fourth quarter of 2015.  The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 3.61% during the first quarter of 2016 compared to 3.57% in the year ago period, and 3.56% in the fourth quarter of 2015.  The year-over-year quarterly increase in net interest income is due to increases in both the net interest margin and in average interest-earning assets.  Although the prolonged low interest rate environment has continued to pressure loan yields, this has been offset by growth in the amount of interest-earning assets, particularly loans.  Total average interest-earning assets were $2.21 billion in the first quarter of 2016 compared to $2.06 billion in the year ago quarter and $2.18 billion in the fourth quarter of 2015.  Also contributing to the growth in net interest income were net recoveries of interest on loans of $0.55 million in the first quarter of 2016 compared to $0.05 million in the year ago quarter and $0.18 million in the fourth quarter of 2015.

Non-interest income totaled $7.8 million and $9.0 million in the first quarters of 2016 and 2015, respectively.  Interchange income decreased by $0.3 million, or 12.3%, in the first quarter of 2016 compared to the year ago period.  The decrease in interchange income in 2016 as compared to 2015 primarily results from lower incentives under the Company’s Debit Brand Agreement.  In addition, although transaction volume increased 2.7% year-over-year, interchange revenue per transaction declined by 7.5%, primarily due to a higher mix of debit (PIN-based) versus credit (signature-based) transactions.

Gains on mortgage loans decreased $0.5 million in the first quarter of 2016 compared to the year ago period due primarily to decreases in mortgage loan originations and sales.  The decrease in mortgage lending and sales volumes principally reflects a decline in mortgage refinance volume that was only partially offset by an increase in purchase money mortgage volume.

Mortgage loan servicing generated a loss of $1.0 million and $0.4 million in the first quarters of 2016 and 2015, respectively.  This quarterly comparative variance is primarily due to changes in the valuation allowance on and the amortization of capitalized mortgage loan servicing rights.  The first quarter of 2016 included a $1.5 million impairment charge on capitalized mortgage loan servicing rights (compared to a $0.7 million impairment charge in the year ago comparative quarter) due to the decline in mortgage loan interest rates since the prior year end.

Non-interest expense totaled $22.05 million in the first quarter of 2016, compared to $22.15 million in the year-ago period, representing a decrease of $0.1 million, or 0.5%.

The Company recorded an income tax expense of $2.0 million and $1.8 million in the first quarters of 2016 and 2015, respectively.  Income tax expense represented 32.3% and 32.0% of pre-tax earnings in the first quarters of 2016 and 2015, respectively.

Asset Quality

Commenting on asset quality, President and CEO Kessel added:  “We continue to make progress in further improving asset quality, as evidenced by declines in non-performing assets, loan net charge-offs, and credit related expenses.  In addition, thirty- to eighty-nine day delinquency rates at Mar. 31, 2016 were 0.08% for commercial loans and 0.81% for mortgage and consumer loans.  These early stage delinquency rates continue to be well-managed.”

A breakdown of non-performing loans(1) by loan type is as follows:

Loan Type	3/31/2016	12/31/2015	3/31/2015
	(Dollars in Thousands)
Commercial	$3,733	$3,572	$4,705
Consumer/installment	809	972	1,388
Mortgage	6,027	6,174	8,683
Payment plan receivables(2)	3	5	11
Total	$10,572	$10,723	$14,787
Ratio of non-performing loans to total portfolio loans	0.69%	0.71%	1.04%
Ratio of non-performing assets to total assets	0.69%	0.74%	0.88%
Ratio of the allowance for loan losses to non-performing loans	212.78%	210.48%	166.90%

(1)	Excludes loans that are classified as “troubled debt restructured” that are still performing.
(2)	Represents payment plans for which no payments have been received for 90 days or more and for which the process to charge the applicable counterparty for the balance due has not yet been completed. These balances exclude receivables due from counterparties related to the cancellation of payment plan receivables.

Non-performing loans decreased by $0.2 million, or 1.4%, since year-end 2015, and have declined by $4.2 million, or 28.5%, since Mar. 31, 2015.  The decline in non-performing loans primarily reflects loan charge-offs, pay-offs, negotiated transactions and the migration of loans into ORE.  ORE and repossessed assets totaled $6.7 million at Mar. 31, 2016, compared to $7.2 million at Dec. 31, 2015.

The provision for loan losses were credits of $0.5 million and $0.7 million in the first quarters of 2016 and 2015, respectively.  The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs.  The Company recorded loan net recoveries of $0.5 million [(0.12)% annualized of average loans] in the first quarter of 2016, compared to loan net charge-offs $0.7 million (0.19% annualized of average loans) in the first quarter of 2015.  The decrease in first quarter 2016 loan net charge-offs compared to year ago levels is primarily due to declines of $0.2 million for commercial loans, $0.8 million for mortgage loans, and $0.1 million for consumer/installment loans, respectively.  At Mar. 31, 2016, the allowance for loan losses totaled $22.5 million, or 1.46% of portfolio loans, compared to $22.6 million, or 1.49% of portfolio loans, at Dec. 31, 2015.

Balance Sheet, Liquidity and Capital

Total assets were $2.49 billion at Mar. 31, 2016, an increase of $78.1 million from Dec. 31, 2015.  Loans, excluding loans held for sale, were $1.54 billion at Mar. 31, 2016, compared to $1.52 billion at Dec. 31, 2015.  Deposits totaled $2.15 billion at Mar. 31, 2016, an increase of $68.7 million from Dec. 31, 2015.  The increase in deposits is primarily due to growth in checking, savings and time account balances.

Cash and cash equivalents totaled $144.7 million at Mar. 31, 2016, versus $85.8 million at Dec. 31, 2015. Securities available for sale totaled $589.5 million at Mar. 31, 2016, versus $585.5 million at Dec. 31, 2015.

Total shareholders’ equity was $239.5 million at Mar. 31, 2016, or 9.63% of total assets.  Tangible common equity totaled $237.4 million at Mar. 31, 2016, or $11.16 per share.  The Company’s wholly owned subsidiary, Independent Bank, remains significantly above “well capitalized” for regulatory purposes with the following ratios:

Regulatory Capital Ratios	3/31/2016	12/31/2015	Well Capitalized Minimum

Tier 1 capital to average total assets	9.61%	10.23%	5.00%
Tier 1 common equity to risk-weighted assets	13.57%	14.43%	6.50%
Tier 1 capital to risk-weighted assets	13.57%	14.43%	8.00%
Total capital to risk-weighted assets	14.83%	15.69%	10.00%

Share Repurchase Plan

As previously announced, on Jan. 21, 2016, the Board of Directors of the Company authorized a share repurchase plan.  Under the terms of the 2016 share repurchase plan, the Company is authorized to buy back up to 5% of its outstanding common stock.    The repurchase plan is authorized to last through Dec. 31, 2016.

Thus far in 2016 (through Apr. 22, 2016), the Company had repurchased 1,059,865 shares of its common stock (representing 4.8% of its Dec. 31, 2015 outstanding shares) at a weighted average price of $14.63 per share.

Earnings Conference Call

Brad Kessel, President and CEO, and Rob Shuster, CFO, will review the Company’s first quarter 2016 results in a conference call for investors and analysts beginning at 11:00 am ET on Monday, Apr. 25, 2016.

To participate in the live conference call, please dial 1-866-200-8394. Also the conference call will be accessible through an audio webcast with user-controlled slides via the following event site/URL:  http://services.choruscall.com/links/ibcp160425.html.

A playback of the call can be accessed by dialing 1-877-344-7529 (Conference ID # 10082628). The replay will be available through May 2, 2016.

Annual Shareholders Meeting

The Company’s 2016 Annual Meeting of Shareholders is being held at 3:00 pm ET on Tuesday, Apr. 26, 2016.  For the second time, the Company will be conducting its Annual Meeting of Shareholders by means of remote communication via the Internet.  To attend the meeting, please log on to the Internet at www.virtualshareholdermeeting.com/IBCP2016.  At this site a shareholder will be able to vote electronically and submit questions during the meeting.

About Independent Bank Corporation

Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of approximately $2.5 billion.  Founded as First National Bank of Ionia in 1864, Independent Bank Corporation operates a branch network across Michigan's Lower Peninsula through one state-chartered bank subsidiary.  This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services.  Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves.

For more information, please visit our Web site at:  www.IndependentBank.com.

Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “anticipates,” “believes,” “contemplates,” “feels,” “expects,” “estimates,” “seeks,” “strives,” “plans,” “intends,” “outlook,” “forecast,” “position,” “target,” “mission,” “assume,” “achievable,” “potential,” “strategy,” “goal,” “aspiration,” “opportunity,” “initiative,” “outcome,” “continue,” “remain,” “maintain,” “on course,” “trend,” “objective,” “looks forward” and variations of such words and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “might,” “can,” “may” or similar expressions, as they relate to Independent Bank Corporation or its management, are intended to identify forward-looking statements. These forward-looking statements are predicated on the beliefs and assumptions of Independent Bank Corporation's management based on information known to Independent Bank Corporation's management as of the date of this news release and do not purport to speak as of any other date. Forward looking statements may include descriptions of plans and objectives of Independent Bank Corporation's management for future or past operations, products or services, and forecasts of Independent Bank Corporation's revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit trends. Such statements reflect the view of Independent Bank Corporation's management as of this date with respect to future events and are subject to risks and uncertainties. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Independent Bank Corporation's actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in general economic, political or industry conditions; changes in monetary and fiscal policies, including the interest rate policies of the Federal Reserve Board; volatility and disruptions in capital and credit markets; the interdependence of financial service companies; changes in regulation or oversight; unfavorable developments concerning credit quality; any future acquisitions or divestitures; the effects of more stringent capital or liquidity requirements; declines or other changes in the businesses or industries of Independent Bank Corporation's customers; the implementation of Independent Bank Corporation's strategies and business models; Independent Bank Corporation's ability to utilize technology to efficiently and effectively develop, market and deliver new products and services; operational difficulties, failure of technology infrastructure or information security incidents; changes in the financial markets, including fluctuations in interest rates and their impact on deposit pricing; competitive product and pricing pressures among financial institutions within Independent Bank Corporation's markets; changes in customer behavior; management's ability to maintain and expand customer relationships; management's ability to retain key officers and employees; the impact of legal and regulatory proceedings or determinations; the effectiveness of methods of reducing risk exposures; the effects of terrorist activities and other hostilities; the effects of catastrophic events; changes in accounting standards and the critical nature of Independent Bank Corporation's accounting policies. Independent Bank Corporation cautions that the foregoing list of factors is not exclusive. For discussion of factors that may cause actual results to differ from expectations, please refer to our filings with the Securities and Exchange Commission. In particular, please refer to “Item 1A. Risk Factors” in Independent Bank Corporation's Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	March 31, 2016	December 31, 2015
	(unaudited)
	(In thousands, except share amounts)
Assets
Cash and due from banks	$41,790	$54,260
Interest bearing deposits	102,919	31,523
Cash and Cash Equivalents	144,709	85,783
Interest bearing deposits - time	10,178	11,866
Trading securities	136	148
Securities available for sale	589,500	585,484
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	15,600	15,471
Loans held for sale, carried at fair value	28,016	27,866
Loans
Commercial	770,886	748,398
Mortgage	504,004	500,454
Installment	231,787	231,599
Payment plan receivables	32,305	34,599
Total Loans	1,538,982	1,515,050
Allowance for loan losses	(22,495)	(22,570)
Net Loans	1,516,487	1,492,480
Other real estate and repossessed assets	6,672	7,150
Property and equipment, net	42,089	43,103
Bank-owned life insurance	54,691	54,402
Deferred tax assets, net	37,167	39,635
Capitalized mortgage loan servicing rights	10,983	12,436
Vehicle service contract counterparty receivables, net	3,173	7,229
Other intangibles	2,193	2,280
Accrued income and other assets	25,526	23,733
Total Assets	$2,487,120	$2,409,066

Liabilities and Shareholders' Equity
Deposits
Non-interest bearing	$671,621	$659,793
Savings and interest-bearing checking	1,018,740	988,174
Reciprocal	50,298	50,207
Time	414,047	387,789
Total Deposits	2,154,706	2,085,963
Other borrowings	11,953	11,954
Subordinated debentures	35,569	35,569
Vehicle service contract counterparty payables	1,247	797
Accrued expenses and other liabilities	44,100	23,691
Total Liabilities	2,247,575	2,157,974

Shareholders’ Equity
Preferred stock, no par value, 200,000 shares authorized; none issued or outstanding	-	-
Common stock, no par value, 500,000,000 shares authorized; issued and outstanding: 21,261,830 shares at March 31, 2016 and 22,251,373 shares at December 31, 2015	324,328	339,462
Accumulated deficit	(79,984)	(82,334)
Accumulated other comprehensive loss	(4,799)	(6,036)
Total Shareholders’ Equity	239,545	251,092
Total Liabilities and Shareholders’ Equity	$2,487,120	$2,409,066

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
	(unaudited)
Interest Income	(In thousands)
Interest and fees on loans	$18,556	$18,071	$17,239
Interest on securities
Taxable	2,244	2,277	1,758
Tax-exempt	248	240	217
Other investments	306	278	338
Total Interest Income	21,354	20,866	19,552
Interest Expense
Deposits	1,114	1,048	1,007
Other borrowings	477	465	454
Total Interest Expense	1,591	1,513	1,461
Net Interest Income	19,763	19,353	18,091
Provision for loan losses	(530)	(1,677)	(659)
Net Interest Income After Provision for Loan Losses	20,293	21,030	18,750
Non-interest Income
Service charges on deposit accounts	2,845	3,128	2,850
Interchange income	1,878	1,930	2,142
Net gains (losses) on assets
Mortgage loans	1,642	1,713	2,139
Securities	162	(77)	85
Mortgage loan servicing	(978)	1,275	(420)
Title insurance fees	288	282	256
Other	1,972	1,811	1,910
Total Non-interest Income	7,809	10,062	8,962
Non-Interest Expense
Compensation and employee benefits	11,881	12,581	11,785
Occupancy, net	2,207	1,970	2,419
Data processing	2,101	1,986	1,930
Furniture, fixtures and equipment	984	977	952
Communications	888	773	736
Loan and collection	825	671	1,155
Advertising	477	783	484
Legal and professional	413	661	380
FDIC deposit insurance	334	322	343
Interchange expense	266	266	291
Credit card and bank service fees	187	195	202
Vehicle service contract counterparty contingencies	30	30	29
Costs related to unfunded lending commitments	13	67	16
Net gains on other real estate and repossessed assets	(6)	(7)	(39)
Provision for loss reimbursement on sold loans	(15)	0	(69)
Other	1,460	1,566	1,537
Total Non-interest Expense	22,045	22,841	22,151
Income Before Income Tax	6,057	8,251	5,561
Income tax expense	1,957	2,681	1,780
Net Income	$4,100	$5,570	$3,781

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	March 31, 2016	December 31, 2015	September 30, 2015	June 30, 2015	March 31, 2015
	(unaudited)
	(dollars in thousands except per share data)
Three Months Ended
Net interest income	$19,763	$19,353	$18,841	$18,701	$18,091
Provision for loan losses	(530)	(1,677)	(244)	(134)	(659)
Non-interest income	7,809	10,062	10,119	10,987	8,962
Non-interest expense	22,045	22,841	21,879	21,579	22,151
Income before income tax	6,057	8,251	7,325	8,243	5,561
Income tax expense	1,957	2,681	2,278	2,624	1,780
Net income	$4,100	$5,570	$5,047	$5,619	$3,781

Basic earnings per share	$0.19	$0.25	$0.22	$0.25	$0.16
Diluted earnings per share	0.19	0.25	0.22	0.24	0.16
Cash dividend per share	0.08	0.08	0.06	0.06	0.06

Average shares outstanding	21,751,108	22,314,319	22,673,033	22,899,040	22,996,621
Average diluted shares outstanding	22,061,937	22,629,107	23,132,682	23,440,478	23,537,629

Performance Ratios
Return on average assets	0.68%	0.93%	0.86%	0.98%	0.67%
Return on average common equity	6.70	8.80	7.84	8.86	6.05
Efficiency ratio	79.67	76.77	78.22	71.97	81.39

As a Percent of Average Interest-Earning Assets
Interest income	3.90%	3.84%	3.85%	3.90%	3.86%
Interest expense	0.29	0.28	0.27	0.28	0.29
Net interest income	3.61	3.56	3.58	3.62	3.57

Average Balances
Loans	$1,549,789	$1,492,687	$1,474,269	$1,453,416	$1,424,632
Securities available for sale	563,815	598,961	553,909	560,742	540,288
Total earning assets	2,210,586	2,178,624	2,112,381	2,082,967	2,060,082
Total assets	2,420,855	2,385,459	2,322,111	2,293,446	2,277,995
Deposits	2,103,477	2,061,178	1,995,035	1,965,029	1,952,528
Interest bearing liabilities	1,497,584	1,459,837	1,409,499	1,409,309	1,410,478
Shareholders' equity	246,086	251,123	255,463	254,483	253,474

End of Period
Capital
Tangible common equity ratio	9.55%	10.34%	10.48%	11.02%	10.79%
Average equity to average assets	10.17	10.93	11.07	11.11	11.13
Tangible book value per share	$11.16	$11.18	$11.11	$11.06	$10.94
Total shares outstanding	21,261,830	22,251,373	22,548,562	22,769,416	22,958,316

Selected Balances
Loans	$1,538,982	$1,515,050	$1,467,999	$1,450,007	$1,422,959
Securities available for sale	589,500	585,484	604,662	557,695	571,762
Total earning assets	2,285,331	2,187,408	2,179,714	2,078,444	2,112,609
Total assets	2,487,120	2,409,066	2,394,861	2,288,954	2,329,296
Deposits	2,154,706	2,085,963	2,060,962	1,961,417	2,000,473
Interest bearing liabilities	1,530,607	1,473,693	1,468,393	1,392,185	1,427,912
Shareholders' equity	239,545	251,092	252,980	254,375	253,625